Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“this Agreement”) is made and entered into by and among Core Scientific, Inc., together with its affiliates and subsidiary corporations (the “Company”), on the one hand, and Michael Trzupek (“Executive”) on the other hand (collectively, the “Parties”).

RECITALS

WHEREAS Executive is employed by Core Scientific, Inc. as Chief Financial Officer of Core Scientific, Inc. pursuant to an Offer Letter (the “Offer Letter”) dated September 21, 2020, by and between Executive and Core Scientific, Inc.;

WHEREAS Executive is a party to a Proprietary Information and Inventions Agreement (the “PIIA”) dated as of September 14, 2020, between Executive and Core Scientific, Inc. set forth as Exhibit A;

WHEREAS, Company and Executive have determined to terminate Executive’s employment with the Core Scientific, Inc. effective April 15, 2022, on the terms and subject to the conditions set forth herein;

WHEREAS, Executive and the Company wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company, including without limitation any benefits provided by the Offer Letter, the entitlement to which are currently in dispute.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Separation of Employment. Executive and the Company mutually agree to terminate Executive’s employment as of April 15, 2022 (the “Termination Date”).

2. Consideration. In exchange for the mutual covenants in this Agreement, the Company agrees to make the payments and provide the following benefits to Executive described below:

a) Salary and benefits through May 6, 2022.

b) Severance. On or as soon as practicable after the Effective Date (as defined in Section 27 hereof), the Company shall pay Employee three (3) months base salary in the amount of
$75,000 in a single lump sum less any required taxes and other withholding amounts.

c) Equity vesting. Of the 3,200,251 Company restricted stock units (“RSUs”) issued to you pursuant to the Company Restricted Stock Unit Award Agreement dated October 1, 2020 (the “October 2020 Award”) ; and the 800,062 RSUs issued to you pursuant to the Restricted Stock Unit Award Agreement dated July 9, 2021 (the “July 2022 Award”) (collectively, the “RSU Award Agreements”),

1,200,000 RSUs shall be deemed to have time vested pursuant to the Award Agreements and shall remain subject to the Transaction Vesting terms of the RSU Award Agreements as assumed by Power & Digital Infrastructure Acquisition Corp (“XPDI”) pursuant to Section 3.01(a)(iv) of the Agreement and Plan of Merger by and among XPDI et al and the Company (the “XPDI Merger Agreement”).

3. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns, (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c) any and all contract or tort claims, including but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act,

the Sarbanes-Oxley Act of 2002, the Immigration Reform and Control Act, and any State or Federal Law regarding Equality, Discrimination, Workers Compensation, Disability, Family or Medical Leave, Wage and Hour, Economic Dislocation, Whistleblower Protection or any other protecting an Executive;

e) any and all claims for violation of the federal or any state constitution;

f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non- withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). This release does not extend to any right Executive may have to unemployment compensation benefits nor does this release waive or release any claim or right to indemnification under applicable contract or state or federal law.

5. Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, must have materially affected Executive’s settlement with the releasee. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.

6. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

7. Confidentiality. Subject to Section 10 governing Protected Activity, Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to Executive’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that Executive will not publicize, directly or indirectly, any Separation Information.

Executive acknowledges and agrees that the confidentiality of the Separation Information is a material term of this Agreement. The Parties agree that if the Company proves that Executive breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Executive’s breach, except to the extent that such breach constitutes a legal action by Executive that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Executive from Executive’s obligations hereunder, nor permit

Executive to make additional disclosures. Executive warrants that Executive has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

8. Trade Secrets and Confidential Information/Company Property. Executive agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company and, if applicable, to continue to abide by the terms of the PIIA. Executive understands that “Confidential Information” means any Company “Proprietary Information” (as defined in the PIIA), technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Executive has called or with whom Executive became acquainted during the term of Executive’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Executive by the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment. Executive further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Executive hereby grants consent to notification by the Company to any new employer about Executive’s obligations under this paragraph. Executive represents that Executive has not to date misused or disclosed Confidential Information to any unauthorized party. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company.

9. No Cooperation. Subject to Section 10 governing Protected Activity, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

10. Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and

Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Proprietary Information under the PIIA and/or Section 8 of this Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the PIIA regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

11. Non-disparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Without the prior written consent of Company, Executive agrees to refrain from any public mention of Company, Company’s current customers and any party known or otherwise identified to Executive as a customer of Company, including without limitation by means of social media or internet chat or posting (whether or not Executive uses his real name), conference engagements and any other interaction with third parties live or electronic. Executive will not identify himself as affiliated with the Company in any way except as authorized by the Company.

12. Breach. In addition to the rights provided in the “Attorneys’ Fees” Section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the PIIA and/or Section 10 of this Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

13. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

14. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

15. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

16. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

18. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

19. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the PIIA, which remains in full, force and effect and part of this agreement as if fully set forth herein.

20. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s General Counsel.

21. Governing Law. This Agreement shall be governed by the laws of the State of Washington, without regard for choice-of-law provisions.

22. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

23. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

a) Executive has read this Agreement;

b) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

c) Executive understands the terms and consequences of this Agreement and of the release it contains;

d) Executive is fully aware of the legal and binding effect of this Agreement; and

e) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

24. Cooperation. Executive agrees to cooperate fully with the Company in connection with any matter or event relating to Executive’s employment or events that occurred during Executive’s employment, including but not limited to (a) cooperating in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and Executives; (b) being available, upon reasonable notice to meet with the Company regarding matters in which Executive has been involved; (c) preparing for, attending and participating in any legal proceeding including, without limitation, depositions, consultation, discovery or trial; (d) providing affidavits and/or acting as a witness in connection with respect to any litigation or other legal proceeding affecting the Company; and (e) assisting with any audit, inspection, proceeding or other inquiry. The Company will reimburse Executive for all reasonable documented, out-of-pocket expenses he incurs in providing such cooperation to the Company. Executive agrees that should Executive be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, Executive shall promptly notify the Company. In the event that Executive receives an order, subpoena, request, or demand for disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information from any court or governmental agency, or from a party to any litigation or administrative proceeding, Executive shall notify the Company of same as soon as reasonably possible and prior to disclosure, in order to provide the Company with the opportunity to assert its respective interests in addressing or opposing such order, subpoena, request, or demand. Notwithstanding anything in this agreement to the contrary, Executive and the Company agree that the obligations imposed upon him under this Section shall survive the termination or expiration of this Agreement.

25. Acknowledgments: The Parties expressly acknowledge and agree to the following: (a) except as set forth herein, Executive is not entitled to and shall not receive any additional payments or benefits of any kind from the Company, and shall not accrue additional benefits under any of the Company’s applicable Executive benefit plans; and (c) with the exception of vested benefits due him under any Company Executive benefit plan, Executive has been or will be paid all compensation to which he was otherwise entitled by the Company prior to or simultaneously with the Termination Date, and there are no additional wages or other compensation due and owing to Executive after the Termination Date, except as expressly provided in this Agreement.

26. Rule of Ambiguities; Severability: It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language in this Agreement is found or claimed to be ambiguous, each Party shall have the same opportunity to present evidence as to the actual intent of the Parties with respect to any such purportedly ambiguous language, without any inference or presumption being drawn against the purported drafter. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected. In the event that any of the provisions with respect to confidentiality, non-competition and/or non-solicitation as set forth in this Agreement are not enforceable in accordance with their terms, Executive and the Company agree that such provisions shall be reformed to make them enforceable in the manner which provides the Company with the maximum rights and protections permitted by law.

27. Effective Date: This Agreement shall be null and void if not executed by Executive within twenty-one (21) days from the date hereof. Executive has seven (7) days after Executive signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after

Executive signs this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”). For the avoidance of doubt, this Agreement will become irrevocable if not revoked by Executive within seven (7) days after Executive signs this Agreement.

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28. Captions: The captions of the Sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

Executed and delivered, this 18th day of April 2022	Core Scientific, Inc.

/s/ Todd M. DuChene
Todd M. DuChene
Executive Vice President and General Counsel

Executed and delivered, this 18th day of April 2022	/s/ Michael Trzupek
Michael Trzupek